UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
_________________

FORM 8-K
_________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 19, 2015
CORPORATE OFFICE PROPERTIES TRUST
CORPORATE OFFICE PROPERTIES, L.P.
(Exact name of registrant as specified in its charter)

Corporate Office Properties Trust	Maryland	1-14023	23-2947217
	(State or other jurisdiction of	(Commission File	(IRS Employer
	incorporation or organization)	Number)	Identification No.)

Corporate Office Properties, L.P.	Delaware	333-189188	23-2930022
	(State or other jurisdiction of	(Commission File	(IRS Employer
	incorporation or organization)	Number)	Identification No.)

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
(Address of principal executive offices)
(443) 285-5400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2014, Corporate Office Properties Trust (the “Company” or the “Registrant”) indicated that Stephen E. Riffee, its Executive Vice President and Chief Financial Officer, would fulfill his employment contract term through March 31, 2015 and then depart the Company to pursue other interests, at which time Anthony Mifsud would become Executive Vice President and Chief Financial Officer of the Company, effective as of April 1, 2015.

This report is being filed to indicate that as of February 3, 2015, Mr. Riffee will leave the Company to pursue other interests. In connection with his departure, Mr. Riffee will enter into a Separation Agreement and Release (the “Agreement”) with the Company and Corporate Office Properties, L.P. (the “Operating Partnership”) pursuant to which the parties, generally, will agree to treat Mr. Riffee’s departure under his existing employment agreement as if the relationship was ended by the Partnership following the expiration of his employment contract term, except that the cash benefits under the Agreement owed to Mr. Riffee will be reduced by $100,000.

Mr. Mifsud shall become Executive Vice President and Chief Financial Officer effective upon Mr. Riffee’s departure. Mr. Mifsud shall be paid an annual base salary of $350,000 with a target cash bonus of 100% of his base salary and a long term incentive plan target of 100% of his base salary. Upon assuming his new role, Mr. Mifsud will be granted 20,000 restricted common shares of beneficial interest of the Registrant, of which 60% will vest on April 1, 2018, 20% on April 1, 2019 and 20% on April 1, 2020. Mr. Mifsud also will commence participation in the Registrant’s and the Operating Partnership’s Executive Change in Control and Severance Plan (the “Plan”). Under the Plan, each executive selected to participate is entitled to receive the following payments and benefits in the event the executive is terminated for any reason other than death, disability or for “cause,” as defined in the Plan, or is “Constructively Discharged,” as defined in the Plan: (1) a severance payment equal to a specified severance multiple multiplied by the sum of the executive’s annual base salary plus the average of the executive’s annual cash performance bonuses for the last three years; (2) a pro-rated annual cash performance bonus for the year of termination through the date of termination based on the amount of the executive’s target annual cash performance bonus for that year; (3) full vesting of equity awards subject to a time-based vesting schedule (with vesting of equity awards subject to performance-based vesting conditions to remain governed by the terms of the applicable award agreement); (4) the right to exercise existing stock options for up to 18 months following termination; and (5) continuing coverage under the Operating Partnership’s group medical, dental and vision plans for 12 months following termination unless such benefits are available to the executive through another group plan. If any payments and benefits to be paid or provided to an executive, whether pursuant to the Plan or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, the executive’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the executive.

An executive’s receipt of payments and benefits under the Plan will be conditioned upon the executive’s execution of a general release of claims in favor of the Registrant and the Operating Partnership. In addition, in order to participate in the Plan, an executive must agree to comply with non-competition and non-solicitation covenants while the executive is employed and for 12 months thereafter and confidentiality and non-disparagement covenants. The Registrant and the Operating Partnership may amend or terminate the Plan at any time, provided that executive’s rights to payments and benefits upon a termination in connection with or within 12 months after a “Change in Control,” as defined in the Plan, may not be adversely affected by an amendment or termination occurring within 12 months before or after the Change in Control.

Mr. Mifsud’s severance multiple under the Plan will be 1.0 or, in the event of a termination in connection with a Change in Control or within 12 months thereafter, the multiple will be 2.99.

Item 9.01    Financial Statements and Exhibits.
(a)    Financial Statements of Businesses Acquired
None
(b)    Pro Forma Financial Information
None
(c)    Shell Company Transactions
None
(d)    Exhibits

Exhibit Number	Exhibit Title
99.1	Letter Agreement, dated January 19, 2015, between Corporate Office Properties Trust, Corporate Office Properties, L.P., and Anthony Mifsud

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	CORPORATE OFFICE PROPERTIES TRUST		CORPORATE OFFICE PROPERTIES, L.P.
By: Corporate Office Properties Trust,
its General Partner

	/s/ Roger A. Waesche, Jr.		/s/ Roger A. Waesche, Jr.
	Roger A. Waesche		Roger A. Waesche
	President and Chief Executive Officer		President and Chief Executive Officer

Dated:	January 20, 2015	Dated:	January 20, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Title
99.1	Letter Agreement, dated January 19, 2015, between Corporate Office Properties Trust, Corporate Office Properties, L.P., and Anthony Mifsud